AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PATRIOT TRANSPORTATION HOLDING, INC.

These Amended and Restated Articles of Incorporation of Patriot Transportation Holding, Inc. were duly adopted by its incorporator on October 29, 2014, and amended by the board of directors and the sole shareholder on January 19, 2015.

ARTICLE I
CORPORATE NAME

The name of this corporation is as follows: “Patriot Transportation Holding, Inc."

ARTICLE II
GENERAL NATURE OF BUSINESS

The general nature of the business to be transacted and carried on by this corporation and the objects and purposes are as follows:

To engage under the laws of the United States of America, any other nation, any state or other political subdivision and of any public or private authority as a common, contract or for-hire carrier of persons or property by air, water or motor vehicle; to acquire, receive, hold, operate and deal in any grants, concessions, franchises, licenses or rights which may be granted by any nation, state, political subdivision or any public or private authority; and to manufacture, produce, adapt, and prepare, deal in things incidental to or required for, or useful in connection with any of its business, and generally to carry on any other business which can be advantageously carried on in conjunction with the matters aforesaid.

To purchase, take, acquire, hold, own, use, deal in, sell, lease, exchange, transfer, mortgage, pledge or in any manner dispose of or encumber, and to deal and trade generally in wares, merchandise, personal property, franchises, copyrights, trademarks, licenses, and real property of every kind, class and description, or any interest therein, without limitation as to amounts, within or without the State of Florida and other states, territories, or dependencies of the United States, in foreign countries and in any part of the world.

To acquire the good will, rights and property and to undertake the whole or any part of the assets or liabilities of any person, firm, corporation or association; to pay for the same in cash, stock or other securities of this corporation, bonds, or otherwise; to hold or in any manner dispose of the whole or any part of the business so acquired, and to exercise all of the powers necessary or convenient in and about the conduct and management of such business; to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge, or otherwise dispose of shares of the capital stock, or any bonds, securities, or evidence of indebtedness created by any other corporation, or corporations in this state, or any other state, country, nation or government, and while owner of said stock or other securities to exercise all the rights, powers and privileges of ownership, including the right to vote thereon to the same extent as natural persons might or could do.

To enter into, make and perform contracts of every kind with any person, firm, association or corporation, municipality, body politic, country, territory, state, government, or colony or dependency thereof, and without limits as to the amounts; to draw, maintain, accept, endorse, discount, execute, and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or transferable instruments and evidences of indebtedness, whether secured by mortgage or otherwise, as well as to secure the same by mortgage or otherwise, so far as may be permitted by the laws of the State of Florida.

To have offices, conduct its business and promote its objects within and without the State of Florida, and in other states, the District of Columbia, the territories and colonies of the United States and in foreign countries, without restriction as to place or amount.

To purchase, hold, and re-issue the shares of its capital stock.

To become guarantor or surety for any other person, firm or corporation for any purpose or transaction whatsoever.

To make lawful charitable, political or other gifts of its property, services or cash, when deemed in the interest of the corporation.

To adopt, purchase, administer and self-insure such pension, profit sharing, stock option, insurance, deferred compensation and other benefit and incentive plans for officers, employees and directors, and to grant such stock options to officers, employees, and directors and others as the directors may deem to be in the interest of the corporation.

To enter into a partnership or to enter into a joint venture with any other person, corporation, partnership, or other legal entity, whether created under the laws of Florida or of any other state, country or jurisdiction, for any of the foregoing objects and purposes of this corporation.

In general, to do any or all of the things herein set forth to the same extent as natural persons might or could do, and in any part of the world, as principals, agents, partners (either limited or general, in any business), joint venturers, contractors or otherwise, and either alone or in the company with others.

Generally, to have and be possessed with all of the privileges and powers granted or which may hereafter be granted to corporations for profit under the laws of the State of Florida.

The foregoing clauses shall be construed both as objects and as powers; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

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ARTICLE III
CAPITAL STOCK

1.                  The maximum number of shares of capital stock which the corporation shall be authorized to have outstanding at any time is twenty-five million (25,000,000) shares of voting common stock with a par value of $.10 per share and five million (5,000,000) shares of preferred stock, to be issued in such classes and series as the board of directors may, in accordance with the provisions of Florida Statutes and without further shareholder action, by resolution or resolutions, from time to time authorize to be issued.

2.                  Each shareholder holding common stock shall have one vote for each share of common stock. Shareholders holding common stock shall have no cumulative voting rights in any election of directors of this corporation.

3.                  Preferred stock, if authorized by the board of directors, shall comply with Florida law as then in effect, notwithstanding the following provisions.

(a)                The shares of preferred stock shall be of one or more classes and may be issued in one or more series at one time or from time to time as the board of directors may determine.

(b)               Shares of preferred stock and any series thereof shall have such relative rights and preferences with regard to dividend rates, redemption rights, conversion privileges, with such voting powers, full or limited, or without voting powers and with such other distinguishing characteristics, including designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors (and as are not in contravention of this certificate of incorporation, or any amendment thereto), including (but without limiting the generality of the foregoing) the following:

(i)                 The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors.

(ii)               The dividend rate or rates, if any, on the shares of such series and the relation which any such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, the terms and conditions upon which and the periods in respect of which any such dividends shall be payable, whether and upon what conditions any such dividends shall be cumulative, and if cumulative, the date or dates from which dividends shall accumulate, whether the shares of such series shall be limited in dividends, if any, or whether they shall or may participate in dividends over and above the dividend rate, if any, provided for the shares of such series, and whether any such dividends shall be payable in cash, in shares of such series, in shares of any other class or classes or of any other series of any class or classes of capital stock of the corporation, or in other property, or in more than one of the foregoing.

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(iii)             Whether the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices at which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

(iv)             The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, which rights may vary depending on whatever such liquidation, dissolution, distribution or winding up is voluntary or involuntary; may vary at different dates; and may vary otherwise.

(v)               Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof.

(vi)             Whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

(vii)           Subject to the provisions of paragraph (b) of this Section 3 as to voting rights, the voting powers, full and/or limited, if any, of the shares of such series; and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class.

(viii)         Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance or as to the powers, preferences or rights of any such other series.

(ix)             Any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of this certificate of incorporation.

(c)                No dividends shall be paid or declared or set apart for payment on any particular series of preferred stock in respect of any period unless accumulated dividends shall be or shall have been paid, or declared and set apart for payment, pro rata on all shares of preferred stock at the time outstanding of each other series which ranks equally as to dividends with such particular series, so that the amount of dividends declared on such particular series shall bear the same ratio to the amount declared on each such other series as the dividend rate of such particular series shall bear to the dividend rate of such other series.

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(d)               Whenever any shares of preferred stock are redeemed or otherwise retired, other shares may be issued in lieu thereof by the board of directors as part of the series of which they were originally a part or as they may be reclassified into and reissued as a part of a new series, or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of preferred stock and for such considerations as may be fixed by the board of directors.

4.                  No stock shall be issued until the consideration for such stock has been fully paid, and when so paid shall be issued as fully paid and nonassessable. All or any part of the consideration for stock of the corporation may be paid in by, or used for the purchase of, real, personal, or intangible property, labor or services, or any combination thereof, at a just valuation thereof as determined by the board of directors or executive committee of the corporation at any regular meeting or at any special meeting pursuant to due notice as provided in the bylaws of the corporation.

5.                  No holder of common stock of the corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of the corporation, whether now or hereafter authorized, nor to any securities convertible into stock or securities of the corporation, nor to any options or warrants to acquire such stock or securities issued or sold, nor any right of subscriptions to any thereof.

6.                  The corporation shall not be required to issue certificates representing any fraction or fractions of a share of stock of any class but may issue in lieu thereof one or more non-dividend bearing and non-voting scrip certificates in such form or forms as shall be approved by the board of directors or executive committee, each representing a fractional interest in respect of one share of stock. Such scrip certificates upon presentation together with similar scrip certificates representing in the aggregate an interest in respect of one or more full shares of stock shall entitle the holders thereof to receive one or more full shares of stock of the class and series, if any, specified in such scrip certificates. Such scrip certificates may contain such terms and conditions as shall be fixed by the board of directors or the executive committee, and may become void and of no effect after a period to be determined by the board of directors or executive committee and to be specified in such scrip certificates.

7.                  The corporation, by resolution or resolutions of its board of directors or executive committee, shall have power to create and issue, whether or not in connection with the issue and sale of any shares of stock or any other securities of the corporation, warrants, conversion privileges, rights or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes or any other securities of the corporation, or to convert any other securities of the corporation into common stock of the corporation, such warrants, conversion privileges, rights or options to be evidenced by or in such instrument or instruments as shall be approved by the board of directors or executive committee. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices (not less than the minimum amount prescribed by law, if any) at which any such warrants, convertible securities, rights or options may be issued and any such shares or other securities may be purchased from the corporation, upon the exercise of any warrant, conversion privilege, right or option shall be such as shall be fixed and stated in the resolution or resolutions of the board of directors or executive committee providing for the creation and issue of such warrants, convertible securities, rights or options. The board of directors or executive committee is hereby authorized to create and issue any such warrants, convertible securities, rights or options, from time to time, for such consideration, and to such persons, firms or corporations, as the board of directors or executive committee may determine.

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ARTICLE IV
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

1.                  Designation and Amount. The shares of such new series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 250,000, par value $.01 per share. Such number of shares may be increased or decreased by resolution of the board of directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock.

2.                  Dividends and Distributions.

(a)                Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of common stock, par value $.10 per share (the “Common Stock”), of the corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock (the “First Quarterly Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (x) $1.00 or (y) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the First Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the corporation shall at any time (i) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock in a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued and outstanding, the amount to which holders of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event under clause (y) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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(b)               The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)                Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of the first issuance of a share of Series A Preferred Stock, or (ii) the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The board of directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 calendar days prior to the date fixed for the payment thereof.

3.                  Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)                Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time (i) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock in a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued or outstanding, the number of votes per share to which holders of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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(b)               Except as otherwise provided herein, in any other articles of amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

(c)                Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.                  Certain Restrictions.

(a)                Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not:

(i)                 declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)               declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)             redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

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(iv)             redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)               The Corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.                  Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other articles of amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

6.                  Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time (i) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock in a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued or outstanding, the aggregate amount to which each holder of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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7.                  Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time (a) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivide the outstanding shares of Common Stock, (c) combine the outstanding shares of Common Stock in a smaller number of shares, or (d) issue any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8.                  Redemption. The shares of Series A Preferred Stock shall not be redeemable.

9.                  Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the corporation’s Preferred Stock.

10.              Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single series.

ARTICLE V

CORPORATE EXISTENCE

This corporation shall have perpetual existence.

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 ARTICLE VI
PRINCIPAL PLACE OF BUSINESS

The principal office of this corporation shall be at 200 West Forsyth Street, 7th Floor, Jacksonville, Duval County, Florida 32202, but it shall have the right to move said office to any other place within or without the State of Florida, and it shall have the right to establish branch offices at other places within or without the State of Florida and within or without the United States of America.

ARTICLE VII
NUMBER OF DIRECTORS

The number of directors of this corporation is seven, but may be changed, but not to less than three, by the affirmative vote of a majority of the whole board of directors at the time in office or by the affirmative vote of the holders of at least 75% of the shares of stock of this corporation entitled to vote thereon. The directors shall be divided into four classes, apportioned as follows: Class I shall consist of two directors; Class II shall consist of two directors; Class III shall consist of one director; and Class IV shall consist of two directors. The respective initial terms of office for each class of directors shall be as follows: the initial term of Class I directors will expire at the Annual Meeting of Shareholders in 2015; the initial term of Class II directors will expire at the Annual Meeting of Shareholders in 2016; the initial term of Class III directors will expire at the Annual Meeting of Shareholders in 2017; and the initial term of Class IV directors will expire at the Annual Meeting of Shareholders in 2018. After the expiration of the applicable initial term, each successive term of office for each class of directors shall be four years. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain, as nearly as may be practicable, an equal number of directors in each class. Any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any director of any class elected to fill a vacancy, including a vacancy resulting from an increase in the number of directors, shall hold office for a term that shall coincide with the remaining term of that class. In no case, however, will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualify. A director may only be removed for "cause", which shall be defined for these purposes as a conviction of a felony, declaration of unsound mind by a court order, adjudication of bankruptcy, non-acceptance of office or such director having been adjudged by a court of competent jurisdiction to be liable for negligence of misconduct in the performance of his duty to this corporation in a matter of substantial importance to this corporation and such adjudication is no longer subject to direct appeal. This Article may be amended or repealed only by the affirmative vote of the holders of at least 75% of the shares of stock of this corporation entitled to vote thereon.

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ARTICLE VIII
OFFICERS

The officers of the corporation shall be a president, one or more vice presidents, a secretary, and a treasurer, and such other officers, with such titles, as may be prescribed by the board of directors, all of whom shall be elected by the board of directors or executive committee and shall serve at the pleasure of the board of directors or executive committee and may be removed at any time with or without cause, by the board of directors or executive committee.

ARTICLE IX
INDEMNIFICATION

1.                  The corporation shall indemnify and hold harmless each person, his heirs, executors and administrators, who shall serve at any time as a director or officer of the corporation or, at its request, of any other corporation, partnership, joint venture, trust, or other enterprise, from and against any and all claims and liabilities to which such person shall have become subject by reason of his being or having heretofore or hereafter been a director or officer of the corporation, or of any other such corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been heretofore or hereafter taken or omitted by such person as such director or officer, such indemnification to be in accordance with the laws of the State of Florida as now in existence or as hereafter amended.

2.                  The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

3.                  The corporation, its directors, officers, employees and agent shall be fully protected in taking any action or making any payment under this Article IX or refusing to do so, in reliance upon the advice of counsel.

4.                  In addition to the foregoing provisions, this corporation shall indemnify each person or party described in paragraph 1 of this Article IX to the fullest extent permitted by Florida Statutes.

5.                  If any part of this Article IX shall be found in any proceeding to be invalid or ineffective, the remaining provisions shall not be affected.

ARTICLE X
SELF DEALING

No contract, act or other transaction between the corporation and any other person, firm or corporation in the absence of fraud, shall be invalidated, vitiated or in any way affected by the fact that any one or more of the directors of the corporation is or are (i) a party or parties to or interested in such contract, act or transaction or (ii) interested in or a director or officer or directors or officers of such other corporation. Any director or directors individually or jointly may in the absence of fraud, be a party or parties to or may be interested in any contract, act or transaction of this corporation or in which this corporation is interested. Each and every person who may become a director of this corporation is hereby relieved in the absence of fraud, from any obligation to account for profits and from all other liability which might otherwise arise by reason of contracting with the corporation for the benefit of himself or any other person or any firm, association or corporation in which he may be in any way interested or in which he may be an officer or director. The foregoing provisions shall be applicable notwithstanding that the director or directors referred to shall have voted for or shall have been necessary to authorize the contract, act or transaction in question, or that he or they shall have been present or necessary to constitute a quorum at the meeting which authorized such contract, act or transaction.

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ARTICLE XI
BUSINESS COMBINATION

The affirmative vote of the holders of at least 75% of the shares of stock of this corporation entitled to vote thereon shall be required for the approval or authorization of any Business Combination.

For purposes of this Article XI:

1.                  The term “Business Combination” shall mean (a) any merger or consolidation of this corporation or a subsidiary of this corporation with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, not in the ordinary course of business, in one transaction or a series of related transactions, of all or any Substantial Part of the assets either of this corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary of this corporation to a Related Person, (c) any merger or consolidation of a Related Person with or into this corporation or a subsidiary of this corporation, (d) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or other security device, not in the ordinary course of business, in one transaction or a series of related transactions, to this corporation or to a subsidiary of this corporation of assets of a Related Person equaling in amount a Substantial Part of the assets of this corporation or such subsidiary, as the case may be, (e) any exchange of equity securities of this corporation for securities of a Related Person, (f) the adoption of any plan or proposal for the liquidation or dissolution of this corporation proposed by or on behalf of a Related Person, (g) the issuance of any securities of this corporation or a subsidiary of this corporation to a Related person, (h) any recapitalization, reclassification, merger, consolidation, exchange of securities or other transaction that would have the effect of directly or indirectly increasing the voting power of a Related Person with respect to this corporation or any subsidiary of this corporation, and (i) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

2.                  The term “Related Person” shall mean and include any individual, corporation, partnership or other person which, together with its Affiliates and Associates (as each of such terms is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (collectively, and as so in effect, the “Exchange Act”)), beneficially owns in the aggregate 10% or more of the outstanding voting stock of this corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person; provided that this definition shall exclude any person which, but for this exception, would be a Related Person on February 2, 1989 (or such subsequent date thereafter on which shareholders other than Florida Rock & Tank Lines, Inc., first own not less than 80% of the outstanding voting stock of this corporation.)

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3.                  The term “Substantial Part” shall mean at any time more than 10% of the fair market value of the total assets of this corporation at such time.

4.                  A person is a “Beneficial Owner” of any voting stock:

(a)                which such person or any of its Affiliates or Associates beneficially owns (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly; or

(b)               which such person or any of its Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or after the passage of time or the occurrence of a contingency) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, or has the right to vote pursuant to any agreement, arrangement or understanding; or

(c)                which are Beneficially Owned, directly or indirectly, by any person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of voting stock.

This Article may be amended or repealed only by the affirmative vote of the holders of at least 75% of the shares of stock of this corporation entitled to vote thereon.

ARTICLE XII
CONTROL SHARE LAW NOT APPLICABLE

The provisions of Section 607.0902, Florida Statutes, shall not apply to control-share acquisitions of shares of this corporation.

This Article XII may be amended or repealed only by the affirmative vote of the holders of at least a majority of the shares of stock of the corporation entitled to vote thereon; provided, however, if this Article XII shall be adopted by at least two-thirds of the shares of stock of the corporation entitled to vote thereon, this Article XII may be amended or repealed only by the affirmative vote of the holders of at least a two-thirds majority of the shares of stock of the corporation entitled to vote thereon.

ARTICLE XIII
CERTAIN MATTERS RELATING TO SHAREHOLDER ACTIONS

1.                  Special Meeting of Shareholders. Pursuant to Section 607.0702, Florida Statutes, special meetings of the shareholders may be called by the board of directors or by the President. In addition, the Secretary shall call a meeting if the holders of 50% (but not a lesser number) of all the votes entitled to be cast on any issue proposed to be considered at the meeting sign, date, and deliver to the corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

2.                  Acting by Shareholders Without A Meeting Prohibited. Pursuant to, and as permitted by, Section 607.0704, Florida Statutes, the shareholders of this corporation are prohibited from taking action without a meeting, without prior notice and without a vote.

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3.                  Nominations of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election by the shareholders as directors. Nominations of persons for election as directors of the corporation may be made at a meeting of shareholders at which directors are being elected (i) by or at the direction of the board of directors and/or by or at the direction of any committee or person authorized or appointed by the board of directors or (ii) by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3. Any nomination other than those governed by clause (i) of the preceding sentence shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 40 days prior to the meeting; provided, however, that in the event that less than 50 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice to the Secretary shall set forth (x) as to each person whom the shareholder proposes to nominate tor election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of any shares of the corporation or any subsidiary of the corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to any then existing rule or regulation promulgated under the Securities Exchange Act of 1934, as amended; (y) the term and class of directors (as defined in Article VII) for which the nomination is made; and (z) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of shares of the corporation which are beneficially owned by such shareholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee as a director. No person shall be eligible for election as a director unless nominated as set forth herein.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Nothing contained herein shall prevent the board of directors from filling a vacancy including a vacancy resulting from an increase in the number of directors, as provided in Article VII.

This Article XIII may be amended or repealed only by the affirmative vote of the holders of at least a majority of the shares of stock of the corporation entitled to vote thereon; provided, however, if this Article XIII shall be adopted by at least two-thirds of the shares of stock of the corporation entitled to vote thereon, this Article XIII may be amended or repealed only by the affirmative vote of the holders of at least a two-thirds majority of the shares of stock of the corporation entitled to vote thereon.

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